Exhibit 10.1

LIPOSCIENCE, INC.
AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR
COMPENSATION POLICY
INTRODUCTION
This LipoScience, Inc. Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) is effective May 15, 2014.
Whereas, on May 24, 2012, the Board of Directors (the “Board”) of LipoScience, Inc. (the “Company”) approved the original compensation policy (the “Policy”) for non-employee directors of the Company, to be effective as of the date of the initial underwritten public offering of the Company’s common stock (the “IPO”); and,
Whereas, the Board wishes to make certain amendments to the Policy as set forth below.
CASH COMPENSATION
Each non-employee director will receive the following cash compensation for annual service on the Board and on a committee of the Board:

•	a $35,000 annual retainer for service as a Board member;
•an additional $10,000 annual retainer for service as Chairman of the Board;

•	an additional $7,500 annual retainer for service as Chairman of the Audit Committee;

•	an additional $7,500 annual retainer for service as Chairman of the Compensation Committee; and

•	an additional $3,750 annual retainer for service as Chairman of the Nominating and Governance Committee.
The annual cash compensation amounts described above will be paid in equal quarterly installments, in advance, on the first day of each calendar quarter in which the service will be performed (and pro-rated for the calendar quarter in which the IPO occurs). If a non-employee director joins the Board or becomes the Chairman or a Chairman of a committee at a time other than effective as of the first day of a calendar year, each annual retainer and fee described above will be pro-rated based on days served in the applicable calendar year, with the pro-rated amount paid for the first calendar quarter in which the non-employee director provides the service, and regular full quarterly payments thereafter. All annual fees are vested as of the last day of the applicable quarter.

EQUITY COMPENSATION
Each non-employee director will be eligible to compensatory equity awards under the Company’s 2012 Equity Incentive Plan (the “Plan”) as additional consideration for service on the Board. All grants under this Policy will be made automatically in accordance with the terms of this Policy and the Plan, without the need for any additional corporate action by the Board or the Compensation Committee of the Board. Vesting of all equity awards granted under this Policy is subject to the non-employee director’s “Continuous Service” (as defined in the Plan) from the date of grant through each applicable vesting date. Each equity award granted under this Policy will be subject to the Company’s standard form of Stock Option Agreement or Restricted Stock Unit Agreement, as applicable, as most recently adopted by the Board for use under this Policy.
All stock options granted under this Policy will be nonstatutory stock options, with a maximum term of ten years from the date of grant and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company on the date of grant.
Valuation Rules. Except for equity awards granted in 2014, each kind of equity award described below will be granted so that 75% of the value attributable to the award will be in stock options, and 25% of the value will be in restricted stock units. Value will be determined as follows:

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For stock options, the number of shares subject to the stock option will be equal to (i) 75% of applicable dollar value of the grant, (ii) divided by the Fair Market Value, on the date of grant, of the common stock of the Company and (iii) further divided by 50% (which percentage represents an assumed accounting valuation of a stock option to acquire the Company’s common stock in the absence of having a sufficient public company trading history to accurately calculate a Black Scholes value).

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For restricted stock units, the number of restricted stock units granted will be equal to (i) 25% of the applicable dollar value of the grant, (ii) divided by the Fair Market Value, on the date of grant, of the common stock of the Company.

Equity awards granted in 2014 will be granted so that 100% of the value attributable to the award will be in restricted stock units. Value will be determined as follows:

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The number of restricted stock units granted will be equal to (i) 100% of the applicable dollar value of the grant, (ii) divided by the Fair Market Value, on the date of grant, of the common stock of the Company.

Initial Equity Award for New Non-Employee Directors. For each individual who first becomes a non-employee director (and provided he or she was not, within the year prior to becoming a non-employee director, serving as either an employee-director or an executive officer of the Company), the Company will automatically grant such director on the date that he or she is first elected or appointed to the Board, stock options and restricted stock units (collectively, the “Initial Equity Award”) with an aggregate value (determined under the Valuation Rules) on the date of grant of $55,000. Each component of the Initial Equity Award will vest, subject to continued service, in two equal annual installments on the first and second anniversaries of the date of grant.
Annual Equity Award. Each year, on the date of the Annual Meeting, the Company will automatically grant each continuing non-employee director who is re-elected at such meeting or who is not up for re-election at such meeting but continues to serve immediately following such meeting, and each non-employee director who is elected for the first time at such meeting, stock options and restricted stock units (collectively, the “Annual Equity Award”) with an aggregate value (determined under the Valuation Rules) on the date of grant of $30,000. Each component of the Annual Equity Award will vest, subject to continued service, in four equal quarterly installments over the one-year period measured from the date of grant (on the dates that are three, six, nine and twelve months after the date of the Annual Meeting, with each such vesting date referred to as a “Regular Quarterly Vesting Date”); provided, however, that in the case of a Non-Continuing Director, if the next Annual Meeting occurs before the end of such twelfth month and such Non-Continuing Director continues to serve as a director immediately prior to such next Annual Meeting, then his or her Annual Equity Award shall vest in full on the date of such next Annual Meeting. For this purpose, a “Non-Continuing Director” shall be any non-employee director who is up for re-election at the next Annual Meeting and is not re-elected, who does not stand for re-election at the next Annual Meeting or who resigns effective as of the next Annual Meeting.
Pro-Rated Annual Equity Award for New Non-Employee Directors. If an individual first becomes a non-employee director other than at the Annual Meeting (and provided he or she was not, within the year prior to becoming a non-employee director, serving as either an employee-director or an executive officer of the Company), in addition to an Initial Equity Award, the Company will automatically grant such new non-employee director, on the date that he or she is first elected or appointed to the Board, stock options and restricted stock units (collectively, the “Pro-Rated Annual Equity Award”) with an aggregate value (determined under the Valuation Rules) on the date of grant equal to $30,000, reduced pro rata for each month prior to the date of grant that has elapsed since the preceding Annual Meeting. Each component of the Annual Equity Award will vest, subject to continued service, in installments on the remaining Regular Quarterly Vesting Dates for that year (with the amount vesting on the first Regular Quarterly Vesting Date to occur after the date of grant pro-rated based on the number of days from the date of grant until such Regular Quarterly Vesting Date).
Annual Equity Award for the Chairman of the Board. Each year, on the date of the Annual Meeting, the Company will automatically grant the Chairman of the Board stock options and restricted stock units (collectively, the “Annual Chairman Equity Award”) with an aggregate value (determined under the Valuation Rules) on the date of grant of $13,000. Each component of the Annual Chairman Equity Award will vest, subject to continued service, in four equal quarterly installments over the one-year period measured from the date of grant (on the dates that are three, six, nine and twelve months after the date of the Annual Meeting); provided, however, that in the event the Chairman is a Non-Continuing Director, if the next Annual Meeting occurs before the end of such twelfth month and such Non-Continuing Director continues to serve as a director immediately prior to such next Annual Meeting, then his or her Annual Chairman Equity Award shall vest in full on the date of such next Annual Meeting.

Special Vesting Provisions. For each non-employee director who is in the Continuous Service of the Company as a member of the Board as of immediately prior to the closing of a “Change in Control” (as defined in the 2011 Plan), all then-outstanding and unvested compensatory equity awards granted under this Policy will become fully vested (and exercisable, if applicable) as of immediately prior to the closing of such Change in Control.
Special Termination Provisions. Each stock option granted to a non-employee director under this Policy will have a term of not more than ten years, with the ordinary course expiration date being the day before the tenth anniversary of the date of grant. On the termination of a director’s Continuous Service for any reason other than Cause, he or she will have a post-termination exercise period equal to the ordinary term of the option, subject to any earlier termination in connection with a Corporate Transaction or a dissolution or liquidation event, as provided in the Plan.